Exhibit 99.1
Axonics® Reports Preliminary Fourth Quarter and Fiscal Year 2020 Revenue

IRVINE, Calif – January 25, 2021 – Axonics Modulation Technologies, Inc. (NASDAQ: AXNX), a medical technology company that has developed and is commercializing novel implantable sacral neuromodulation (SNM) devices for the treatment of urinary and bowel dysfunction, today reported preliminary unaudited net revenue for the three months and fiscal year ended December 31, 2020.
•Preliminary unaudited net revenue is expected to be in the range of $34.7 to $34.9 million in the fourth quarter 2020, as compared to net revenue of $9.9 million in the prior year period.
•Sales to customers in the United States accounted for approximately 97% of total revenue in the quarter.
•Management estimates that in the fourth quarter 2020, approximately 320 confirmed and scheduled permanent implants were canceled due to COVID-19 based upon a detailed territory by territory analysis.
•The cancellations represented approximately $5 million of revenue that was neither shipped nor invoiced in the fourth quarter.
•Preliminary unaudited net revenue for fiscal year 2020 is expected to be approximately $111.5 million, as compared to net revenue of $13.8 million for fiscal year 2019.
Raymond W. Cohen, Axonics CEO, said, “We are proud of this quarter’s revenue result considering the sharp acceleration of COVID-19 cases and hospitalizations in November and December, and the lower number of patients that met their insurance deductibles in 2020. While the recent surge in COVID-19 activity has slowed uptake of elective procedures in the United States and Europe, we expect the majority of canceled cases to be rescheduled and completed in the second half of 2021 as more individuals are vaccinated and the impact of the pandemic recedes.”
Mr. Cohen continued, “In the first year of Axonics’ commercial launch in the United States, we exceeded our ambitious goals despite the pandemic and only having ten months of selling time. The results are a testament to our mission-driven culture, the strong support our team provided clinicians and patients, and the trust physicians have placed in Axonics. We are grateful for the overwhelmingly positive response from the SNM implanting community and patients to the introduction of our r-SNM System. Despite the COVID headwinds, it is clear that based on increasing awareness, exceptional clinical outcomes for patients and less fuss for physicians and their staff, sacral neuromodulation’s time has arrived. We remain bullish on the growth outlook for Axonics and the SNM market in 2021 and beyond.”
The preliminary results set forth above are unaudited and remain subject to ongoing review and adjustment. Axonics will report complete fourth quarter 2020 financial results and hold a corresponding conference call in the second half of February.
About Axonics Modulation Technologies, Inc.
Axonics, based in Irvine, Calif., has developed and is commercializing novel implantable SNM devices for patients with urinary and bowel dysfunction. These conditions are caused by a miscommunication between the bladder and the brain and significantly impacts quality of life. Overactive bladder affects an estimated 87 million adults in the U.S. and Europe. Another estimated 40 million adults are reported to suffer from fecal incontinence/accidental bowel leakage. Axonics SNM therapy, which has been clinically proven to reduce symptoms and restore pelvic floor function, is now being offered at hundreds of medical centers across the U.S. and in dozens of select hospitals in Western Europe. Reimbursement coverage is well established in the U.S. and is a covered service in most European countries. The Axonics System is the first long-lived rechargeable SNM system approved for sale in the world, and the first to gain full-body MRI conditional labeling. For more information, visit www.axonics.com.

Forward-Looking Statements
Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Words such as “planned,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Axonics filings with the Securities and Exchange Commission, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Axonics undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Axonics contact:
Neil Bhalodkar
949-336-5293
IR@axonics.com